Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-117662, 333-136737, 333-155349, 333-179235 and 333-203037) of our report dated February 9, 2017 on the consolidated financial statements of Ultralife Corporation for the year ended December 31, 2016, which appear in this Form 10-K.

/s/ Freed Maxick CPAs, P.C.

Rochester, New York

February 9, 2017